Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2009 First Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--April 28, 2009--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the first quarter of fiscal 2009. Net income decreased 34% as compared to the first quarter of 2008 and increased 186% over the fourth quarter of 2008. Net income was $988,000 or $0.14 per basic share, for the first quarter of 2009, compared to $1.5 million or $0.24, for the first quarter of 2008, and $345,000 or $0.05, for the fourth quarter of 2008. The provision for loan losses rose 470.3% from $288,000 at March 31, 2008 to $1,642,000 at March 31, 2009 due to the 53.7% increase in the allowance for loan losses from $6.8 million at March 31, 2008 to $10.5 million at March 31, 2009 and approximately $1 million in net chargeoffs recognized in the past year. Loan growth, increased levels of past due loans and nonperforming assets, and further deterioration of our local economy led us to increase our allowance for loan losses to 1.48% of gross loans at March 31, 2009 as compared to 1.20% as of March 31, 2008.

For the three months ended March 31, 2009, return on average equity and return on average assets were 5.79% and 0.42%, respectively, compared to 10.69% and 0.83%, respectively, for the three months ended March 31, 2008. We increased the level of dividends paid to our shareholders from the $0.08 per share that was paid in the first quarter of 2008 to $0.085 per share paid in the first quarter of fiscal year 2009, an increase of 6%.

Net interest margin year-to-date annualized as of March 31, 2009 of 3.10% fell 51 basis points compared to 3.61% as of March 31, 2008. Quarter-to-date annualized net interest margin as of March 31, 2009 has increased 9 basis points to 3.10% compared to 3.01% at December 31, 2008. Total interest income for the quarter ended March 31, 2009 declined 2.2% compared to the first quarter of 2008 despite growth in average earning assets of 28.2% over the past year. The cost of funding our assets decreased 142 basis points as our year-to-date annualized cost of paying liabilities went from 4.08% as of March 31, 2008 to 2.66% as of March 31, 2009 and decreased 76 basis points from 3.42% at December 31, 2008. Interest expense decreased 13.7% for the first quarter ended March 31, 2009, respectively, as compared to the same respective period of 2008. Our net interest income after the provision for loan losses for the first quarter ended March 31, 2009 decreased 13.5%, compared to the same period of 2008. Salaries and benefits expenses for the quarter ended March 31, 2009 were 10.4% higher than for the same respective period of 2008 due to new hires during 2008, including former employees of LongLeaf Community Bank, and normal increases in wages and benefits costs. Other operating expenses increased 21.3% for the first quarter ended March 31, 2009 as compared to the same period of 2008, primarily due to the 45.4% rise in professional and legal fees from $381,000 at March 31, 2008 to $554,000 at March 31, 2009, 892.9% increase in FDIC insurance assessments from $14,000 at March 31, 2008 to $139,000 at March 31, 2009, 132.0% rise in loss on sale of repossessed assets from $50,000 at March 31, 2008 to $116,000 at March 31, 2009, and 10.0% increase in facilities and equipment costs from $601,000 at March 31, 2008 to $661,000 at March 31, 2009. These increased costs primarily related to adding three branches, exploring capital expansion, and changes in the banking environment brought on by the recession.

Our balance sheet growth continued in the first quarter of 2009. Total assets of $957.3 million at March 31, 2009 increased 24.2% and 3.5%, respectively, compared to $770.9 million at March 31, 2008 and $924.8 million at December 31, 2008. Net loans of $696.3 million at March 31, 2009 increased 24.4% and 3.6%, respectively, compared to $559.6 million at March 31, 2008 and $672.0 at December 31, 2008. Total deposits of $755.0 million at March 31, 2009 increased 35.5% and 4.5%, respectively, from $557.3 million at March 31, 2008 and $722.7 million at December 31, 2008. Shareholders' equity was $67.3 million at March 31, 2009, an increase of 18.4% and .95%, respectively, over March 31, 2008 and December 31, 2008. Book value per share at March 31, 2009 was $9.66 as compared to $9.12 at March 31, 2008 and $9.63 at December 31, 2008. Shareholders' equity as a percentage of total assets was 7.0% at March 31, 2009 as compared to 7.4% at March 31, 2008 and 7.2% at December 31, 2008.

With $957.3 million in total assets as of March 31, 2009, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its seventeen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, and Southern Pines, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer or
Nancy S. Wise, Executive Vice President and Chief Financial Officer,
919-963-2177